EXHIBIT 99.1

Gryphon Gold Announces Extends Option to Fix NSR Royalty

February 22, 2011 - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) is pleased to announce that it has entered into an agreement to extend its right to fix the Net Smelter Return (NSR) royalty at 5% on its Borealis property.
The Borealis Oxide Project is the subject of a NI 43-101 Pre-Feasibility filed on SEDAR in September 2009.  The Borealis deposit is located in the Walker Lane gold belt of western Nevada.
“This royalty agreement extension, which gives us until August 22, 2011 to trigger the option and also provides for a favorable financing mechanism for the $1.75M Option exercise payment, is a key component  in advancing the Borealis Oxide Heap Leach Project to production financing and production” stated John L. Key, Gryphon Gold President and CEO.  “We appreciate the support and confidence that the lease holders have shown in Gryphon Gold and our plans for production in the near term.”
The agreement amends Gryphon’s option to fix the Net Smelter Return (NSR) royalty at 5% on its Borealis property and extends the option on a month-to-month basis for up to six months beginning February 22, 2011 in consideration for $25,000 per month.  Under the terms of the amended option agreement, Gryphon has agreed to exercise the option and fix the Borealis Net Smelter Return (NSR) royalty at 5% on the tenth business day following the closing of any offering to raise $8 million or more and the leaseholders have agreed to accept a two year, 5% promissory note in the principal amount of $1.6 million in lieu of a portion of the original $1.75M cash payment due on exercise of the Option.  Upon exercise of the Option, Gryphon will pay the leaseholders $150,000 in cash, the $1.6 million promissory note, 5,000,000 shares of common stock at a deemed value of $0.40 per share subject to approval of the Toronto Stock Exchange and a convertible promissory note in the principal amount of $3 million.

ON BEHALF OF THE BOARD OF DIRECTORS
JOHN KEY, CEO GRYPHON GOLD CORPORATION

For further information please contact:

John L. Key, CEO and President
1-775-883-1456     jkey@grypyhongold.com

Lisanna Lewis, Vice President, Treasurer
1-604-261-2229     llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources: This press release and the Pre-Feasibility Study referenced in this press release use the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to: 1) statements relating to Gryphon’s plans to advance the Borealis Oxide Heap Leach Project; 2) statements that the extension of the royalty agreement is a key component to advancing the Borealis Oxide Heap Leach Project to production; 3) statements regarding Gryphon’s ability to obtain financing; 4) statements regarding Gryphon’s intention to and ability to exercise the amended option agreement; and 5) other statements relating to plans, estimates, objectives, and timing.  Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that financing for the development of the Borealis Oxide Heap Leach Project may not be available on terms satisfactory to Gryphon if at all, risks relating to Gryphon’s ability to exercise the amended option agreement, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in Gryphon’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in Gryphon’s most recent quarterly report on Form 10-Q , as filed with the SEC on November 12, 2010, and in Gryphon’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  Gryphon does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on Gryphon’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.